EXHIBIT 4.2

DESCRIPTION OF SECURITIES

Capitalized terms used but not defined herein have the meaning ascribed to them in the annual report on Form 10-K to which this Description of Securities is an exhibit.

General

The terms of the Declaration of Trust authorize an unlimited number of Class I common shares of beneficial interest (“Shares”) and an unlimited number of preferred shares, par value $0.001 per share. The Declaration of Trust provides that the Board of Trustees (“Board”) may classify or reclassify any unissued Shares into one or more classes or series of Shares or preferred shares by setting or changing the preferences, conversion or other rights, voting powers, restrictions, or limitations as to dividends, qualifications, or terms or conditions of redemption of the shares. There is currently no market for the Shares, and John Hancock Comvest Private Income Fund (“the Fund”) can offer no assurances that a market for the Shares will develop in the future. The Fund does not intend for the Shares offered under the Fund’s Registration Statement to be authorized for issuance under any equity compensation plans. Under the terms of the Declaration of Trust, shareholders shall be entitled to the same limited liability extended to shareholders of private Delaware for profit corporations formed under the Delaware General Corporation Law, 8 Del. C. § 100, et. seq. The Declaration of Trust provides that no shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to us by reason of being a shareholder, nor shall any shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the Fund’s assets or the affairs of the Fund by reason of being a shareholder. In addition, except as may be provided by the Board in setting the terms of any class or series of Shares and as may be exercised in connection with a roll-up transaction, no shareholder shall be entitled to exercise appraisal rights in connection with any transaction.

Shares

Under the terms of the Declaration of Trust, all Shares will have equal rights as to voting and, when they are issued, will be duly authorized, validly issued, and fully paid. Dividends and distributions may be paid to the holders of Shares if, as and when authorized by the Board and declared by the Fund out of funds legally available therefore. Except as may be provided by the Board in setting the terms of classified or reclassified shares or as may otherwise be provided by contract approved by the Board, no shareholder shall have any preemptive right to purchase or subscribe for any additional Shares of the Fund or any other security of the Fund that it may issue or sell. Shareholders of the Fund are not entitled to require the Fund to repurchase or redeem Shares of the Fund. In the event of the Fund’s liquidation, dissolution or winding up, each share of the Shares would be entitled to share pro rata in all of the Fund’s assets that are legally available for distribution after it pays all debts and other liabilities and subject to any preferential rights of holders of its preferred shares, if any preferred shares are outstanding at such time. Subject to the rights of holders of any other class or series of shares, each share of Shares will be entitled to one vote on all matters submitted to a vote of shareholders, including the election of trustees. Except as may be provided by the Board in setting the terms of classified or reclassified shares, and subject to the express terms of any class or series of preferred shares, the holders of the Shares will possess exclusive voting power. There will be no cumulative voting in the election of trustees. Subject to the special rights of the holders of any class or series of preferred shares to elect trustees, each trustee will be elected by a majority of all shares outstanding at a meeting of shareholders duly called and at which quorum is present.

Transferability of Shares

Shareholders may not sell, assign, transfer or pledge (each, a “Transfer”) any Shares, rights or obligations unless (i) the Fund gives its prior written consent and (ii) the Transfer is made in connection with

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transactions exempt from, or not subject to, the registration requirements of the Securities Act and otherwise in accordance with applicable securities laws. No Transfer will be effectuated except by registration of the Transfer on the Fund’s books. Each transferee must agree to be bound by these restrictions and all other obligations as a shareholder in the Fund.

Preferred Shares

This offering does not include an offering of preferred shares. However, under the terms of the Declaration of Trust, the Board may authorize us to issue preferred shares in one or more classes or series without shareholder approval, to the extent permitted by the 1940 Act. The Board has the power to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of each class or series of preferred shares. The Fund does not currently anticipate issuing preferred shares in the near future. In the event it issues preferred shares, the Fund will make any required disclosure to shareholders.

Preferred shares could be issued with terms that would adversely affect the shareholders, provided that the Fund may not issue any preferred shares that would limit or subordinate the voting rights of holders of Shares. Preferred shares could also be used as an anti-takeover device through the issuance of shares of a class or series of preferred shares with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control. Every issuance of preferred shares will be required to comply with the requirements of the 1940 Act. The 1940 Act requires, among other things, that: (1) immediately after issuance and before any dividend or other distribution is made with respect to common shares and before any purchase of common shares is made, such preferred shares together with all other senior securities must not exceed an amount equal to 50% of the Fund’s total assets after deducting the amount of such dividend, distribution or purchase price, as the case may be, and (2) the holders of shares of preferred shares, if any are issued, must be entitled as a class voting separately to elect two trustees at all times and to elect a majority of the trustees if distributions on such preferred shares are in arrears by two full years or more. Certain matters under the 1940 Act require the affirmative vote of the holders of at least a majority of the outstanding shares of preferred shares (as determined in accordance with the 1940 Act) voting together as a separate class. For example, the vote of such holders of preferred shares would be required to approve a proposal involving a plan of reorganization adversely affecting such securities. The issuance of any preferred shares must be approved by a majority of the Trustees on the Board who are not “interested persons” (as defined in the 1940 Act) of the Fund or the Fund’s investment adviser, Comvest Credit Managers, LLC (the “Investment Adviser”) (the “Independent Trustees”) not otherwise interested in the transaction, who will have access, at our expense, to our legal counsel or to independent legal counsel.

Limitation on Liability of Trustees and Officers; Indemnification and Advance of Expenses

Delaware law permits a Delaware statutory trust to include in its declaration of trust a provision to indemnify and hold harmless any trustee or beneficial owner or other person from and against any and all claims and demands whatsoever. Our Declaration of Trust and Bylaws provide that our trustees will not be liable to us or our shareholders for monetary damages for breach of fiduciary duty as a trustee to the fullest extent permitted by Delaware law, subject to any limitation set forth under the federal or state securities laws or the North American Securities Administrators Association Omnibus Guidelines (the “Omnibus Guidelines”). Our Declaration of Trust and Bylaws provide for the indemnification of any person to the full extent permitted, and in the manner provided, by Delaware law. In accordance with the 1940 Act, we will not indemnify certain persons for any liability to which such persons would be subject by reason of such person’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

Pursuant to our Declaration of Trust and Bylaws and subject to certain exceptions described therein, we will indemnify, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any

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individual who is a present or former trustee or officer of the Fund and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (ii) any individual who, while a trustee or officer of the Fund and at the request of the Fund, serves or has served as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity (each such person, an “Indemnitee”), in each case to the fullest extent permitted by Delaware law, subject to any limitation set forth under the federal or state securities laws or the Omnibus Guidelines. Notwithstanding the foregoing, we will not provide indemnification for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by an Indemnitee unless (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations, (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction, or (iii) to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

We will not indemnify an Indemnitee against any liability or loss suffered by such Indemnitee unless: (a) the Indemnitee has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Fund; (b) the Indemnitee was acting on behalf of or performing services for the Fund; (c) such liability or loss was not the result of negligence or misconduct by the Indemnitee, or gross negligence or willful misconduct in the case that the Indemnitee is an Independent Trustee; (d) such indemnification or agreement to hold harmless is recoverable only out of Fund net assets and not from Shareholders. Notwithstanding anything to the contrary herein or in the Declaration of Trust, an Indemnitee and any person acting as broker-dealer shall not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless one or more of the following conditions are met: (a) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular Indemnitee; (b) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular Indemnitee; or (c) a court of competent jurisdiction approves a settlement of the claims against a particular Indemnitee and finds that indemnification of the settlement and related costs should be made, and the court of law considering the request for indemnification has been advised of the position of the SEC and the published position of any state securities regulatory authority in which securities of the Fund were offered or sold as to indemnification for violations of securities laws.

In addition, the Declaration of Trust permits the Fund to advance reasonable expenses to an Indemnitee, and we will do so in advance of final disposition of a proceeding upon receipt of an undertaking by or on behalf of such trustee or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Fund.

Delaware Law and Certain Declaration of Trust Provisions

Organization and Duration

We were formed in Delaware on June 28, 2023 and will remain in existence until dissolved in accordance with the Declaration of Trust or pursuant to Delaware law.

Purpose

Under the Declaration of Trust, the Fund is permitted to engage in any business activity that lawfully may be conducted by a statutory trust organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon us pursuant to the agreements relating to such business activity.

Sales and Leases to the Fund

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The Declaration of Trust provides that the Fund may not purchase or lease assets in which the Investment Adviser or any of its affiliates have an interest unless all of the following conditions are met: (a) the transaction is fully disclosed to the shareholders in an offering document or in a periodic report; and (b) the sets are sold or leased upon terms that are reasonable to us and at a price not to exceed the lesser of cost or fair market value as determined by an independent expert. However, the Investment Adviser may purchase assets in its own name (and assume loans in connection therewith) and temporarily hold title, for the purposes of facilitating the acquisition of the assets, the borrowing of money, obtaining financing for the Fund, or the completion of construction of the assets, so long as all of the following conditions are met: (i) the assets are purchased by the Fund at a price no greater than the cost of the assets to the Investment Adviser, (ii) all income generated by, and the expenses associated with, the assets so acquired shall be treated as belonging to the Fund; and (iii) there are no other benefits arising out of such transaction to the Investment Adviser.

Sales and Leases to the Investment Adviser, Trustees or Affiliates

The Declaration of Trust provides that the Fund may not sell assets to the Investment Adviser or any affiliate thereof unless such sale is approved by the holders of more than fifty percent (50%) of the outstanding voting securities of the Fund. The Declaration of Trust also provides that the Fund may not lease assets to the Investment Adviser or any trustee or affiliate thereof unless all of the following conditions are met: (a) the transaction is fully disclosed to the shareholders in a periodic report filed with the SEC or otherwise; and (b) the terms of the transaction are fair and reasonable to the Fund.

Loans

The Declaration of Trust provides that, except for the advancement of indemnification funds, no loans, credit facilities, credit agreements or otherwise may be made by the Fund to the Investment Adviser or any of its affiliates.

Commissions on Financing, Refinancing or Reinvestment

The Declaration of Trust provides that the Fund may not pay, directly or indirectly, a commission or fee to the Investment Adviser or any of its affiliates in connection with the reinvestment of cash available for distribution, available reserves, or the proceeds of the resale, exchange or refinancing of assets.

Waiver of Non-Mandatory Rights

Under Section 14.1(c) of the Declaration of Trust, our shareholders and trustees shall be deemed to have waived any “non-mandatory rights” of beneficial owners or trustees under the Delaware Statutory Trust Act or general trust law. Examples of such “non-mandatory” rights include Section 3817(a) of the Delaware Statutory Trust Act, which provides that “a statutory trust shall have the power to indemnify and hold harmless any trustee or beneficial owner or other person from and against any and all claims and demands whatsoever.” This right is non-mandatory because the provision of the Delaware Statutory Trust Act provides it is “[s]ubject to such standards and restrictions, if any, as are set forth in the governing instrument of a statutory trust.” Article 7 of the Declaration of Trust of the Fund provides detailed requirements for indemnities for trustees, including a requirement that the Fund shall not be required to indemnify any trustee for conduct that falls below the standard of care of the trustees. Thus, Section 3817(a)’s broad power to provide for indemnities is waived to the extent contrary with Article 7. Additionally, an example of shareholders’ “non-mandatory” rights that shall be considered waived under Section 14.1(c) of the Declaration of Trust are appraisal rights.

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Lending Practices

The Declaration of Trust provides that, with respect to financing made available to the Fund by the Investment Adviser, the Investment Adviser may not receive interest in excess of the lesser of the Investment Adviser’s cost of funds or the amounts that would be charged by unrelated lending institutions on comparable loans for the same purpose. The Investment Adviser may not impose a prepayment charge or penalty in connection with such financing and the Investment Adviser may not receive points or other financing charges. In addition, the Investment Adviser will be prohibited from providing financing to us with a term in excess of 12 months.

Delaware Anti-takeover Provisions

The Declaration of Trust contains provisions that could make it more difficult for a potential acquirer to acquire the Fund by means of a tender offer, proxy contest or otherwise. The Board may, without shareholder action, authorize the issuance of shares in one or more classes or series, including preferred shares; the Board may, without shareholder action, amend the Declaration of Trust to increase the number of the Shares, of any class or series, that the Fund will have authority to issue; and the Declaration of Trust provides that, while the Fund does not intend to list the Shares on any securities exchange, if any class of its shares is listed on a national securities exchange, the Board will be divided into three classes of trustees serving staggered terms of three years each. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with the Board. The Fund believes that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Number and Term of Trustees; Vacancies; Removal

The Declaration of Trust provides that the number of trustees will be set by the Board in accordance with the Fund’s Bylaws. The Bylaws provide that a majority of the entire Board may at any time increase or decrease the number of trustees. The Declaration of Trust provides that the number of trustees generally may not be less than three. Except as otherwise required by applicable requirements of the 1940 Act and as may be provided by the Board in setting the terms of any class or series of preferred shares, pursuant to an election under the Declaration of Trust, any and all vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum, and any trustee elected to fill a vacancy resulting from an increase in the number of trustees will serve until the next annual meeting of shareholders and until a successor is elected and qualified, subject to any applicable requirements of the 1940 Act. Independent Trustees will nominate replacements for any vacancies among the Independent Trustees’ positions.

The Declaration of Trust further provides that a trustee may be removed: (1) for cause and by a majority of the remaining trustees (or in the case of the removal of a trustee who is not an interested person, a majority of the remaining trustees who are not interested persons); or (2) without cause by the affirmative vote of more than fifty percent (50%) of the outstanding Common Shares entitled to vote on the matter.

The Fund has a total of four (4) members of the Board, three (3) of whom are Independent Trustees. The Declaration of Trust provides that a majority of the Board must be Independent Trustees except for a period of up to 60 days after the death, removal or resignation of an Independent Trustee pending the election of his or her successor. Each trustee shall serve for a five (5) year term and stand for election upon the fifth anniversary of the year in which such trustee was elected and may be reelected to an unlimited number of succeeding terms in accordance with the Fund’s Declaration of Trust and Bylaws. A trustee shall retire at the end of the calendar

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year in which they turn seventy-five (75) years of age. Each trustee will hold office until the next annual meeting of shareholders and until his or her successor is duly elected and qualified.

Action by Shareholders

The Fund’s Bylaws provide that shareholder action can be taken only at any annual shareholder meeting, special meeting of shareholders, or by unanimous consent in lieu of a meeting. The shareholders will only have voting rights as required by the 1940 Act or as otherwise provided for in the Declaration of Trust. Under the Declaration of Trust and Bylaws, the Fund is required to hold a meeting of shareholders at least annually. Special meetings may be called by the trustees and certain of the Fund’s officers, and will be limited to the purposes for any such special meeting set forth in the notice thereof. In addition, the Declaration of Trust provides that, subject to the satisfaction of certain procedural and informational requirements by the shareholders requesting the meeting, a special meeting of shareholders will be called by the secretary of the Fund upon the written request of shareholders entitled to cast 10% or more of the votes entitled to be cast at the meeting. Any special meeting called by such shareholders is required to be held not less than 15 nor more than 60 days after we are provided notice by such shareholders of the request for a special meeting. These provisions will have the effect of significantly reducing the ability of shareholders being able to have proposals considered at a meeting of shareholders.

With respect to special meetings of shareholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to the Board at a special meeting may be made only (1) pursuant to our notice of the meeting, (2) by the Board or (3) provided that the Board has determined that trustees will be elected at the meeting, by a shareholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the Declaration of Trust.

The purpose of requiring shareholders to give the Fund advance notice of nominations and other business is to afford the Board a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by the Board, to inform shareholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of shareholders. Although the Declaration of Trust does not give the Board any power to disapprove shareholder nominations for the election of trustees or proposals recommending certain action, they may have the effect of precluding a contest for the election of trustees or the consideration of shareholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Fund and its shareholders.

Amendment of the Declaration of Trust and Bylaws

The Declaration of Trust provides that shareholders are entitled to vote upon a proposed amendment to the Declaration of Trust if the amendment would alter or change the powers, preferences or special rights of the shares held by such shareholders so as to affect them adversely. Approval of any such amendment requires the affirmative vote of more than fifty percent (50%) of the outstanding shares of the Fund entitled to vote thereon. In addition, amendments to the Declaration of Trust to make the Shares a “redeemable security” or to convert the Fund, whether by merger or otherwise, from a closed-end company to an open-end company each must be approved by the affirmative vote of more than fifty percent (50%) of the outstanding Shares of the Fund entitled to cast a vote on the matter prior to the occurrence of a listing of any class of the Fund’s shares on a national securities exchange.

The Declaration of Trust provides that the Board has the exclusive power to adopt, alter or repeal any provision of the Fund’s Bylaws and to make new Bylaws. The Declaration of Trust provides that the Board may

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amend the Declaration of Trust without any vote of the shareholders, provided, however, that amendments that adversely affect the rights of shareholders must be approved by the holders of more than fifty percent (50%) of the outstanding shares of the Fund entitled to vote thereon. The affirmative vote of more than fifty percent (50%) of the outstanding shares of the Fund is also required for certain enumerated amendments described therein.

Actions Related to Merger, Conversion, Reorganization or Dissolution

An affirmative vote by the holders of more than fifty percent (50%) of the outstanding Shares of the Fund entitled to vote shall be required to approve a merger, conversion, consolidation, or share exchange or sale of exchange of all or substantially all of the assets of the Fund, provided that a majority of the Board approve of such merger, conversion, consolidation, or share exchange or sale of exchange.

Derivative Actions

No person, other than a trustee, who is not a shareholder shall be entitled to bring any derivative action, suit or other proceeding on behalf of the Fund.

In addition to the requirements set forth in Section 3816 of the Delaware Statutory Trust Act, a shareholder may bring a derivative action on behalf of the Fund only if the following conditions are met: (i) the shareholder or shareholders must make a pre-suit demand upon the Board to bring the subject action unless an effort to cause the Board to bring such an action is not likely to succeed; and a demand on the Board shall only be deemed not likely to succeed and therefore excused if a majority of the Board, or a majority of any committee established to consider the merits of such action, is composed of Board who are not “Independent Trustees” (as that term is defined in the Delaware Statutory Trust Act); and (ii) unless a demand is not required under clause (i) of this paragraph, the Board must be afforded a reasonable amount of time to consider such shareholder request and to investigate the basis of such claim; and the Board shall be entitled to retain counsel or other advisors in considering the merits of the request and may require an undertaking by the shareholders making such request to reimburse the Fund for the expense of any such advisors in the event that the Board determine not to bring such action. The foregoing undertakings do not apply to any derivative or other action arising under U.S. federal and state securities laws.

Exclusive Delaware Jurisdiction

Each trustee, each officer, each shareholder, and each person beneficially owning an interest in a share of the Fund (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise), to the fullest extent permitted by law, including Section 3804(e) of the Delaware Statutory Trust Act, (i) irrevocably agrees that any claims, suits, actions or proceedings arising out of or relating in any way to the Fund or its business and affairs, the Delaware Statutory Trust Act, the Declaration of Trust or the Bylaws or asserting a claim governed by the internal affairs (or similar) doctrine (including, without limitation, any claims, suits, actions or proceedings to interpret, apply or enforce (A) the provisions of the Declaration of Trust or the Bylaws, or (B) the duties (including fiduciary duties), obligations or liabilities of the Fund to the shareholders or the Board, or of officers or the Board to the Fund, to the shareholders or each other, or (C) the rights or powers of, or restrictions on, the Fund, the officers, the Board or the shareholders, or (D) any provision of the Delaware Statutory Trust Act or other laws of the State of Delaware pertaining to trusts made applicable to the Fund pursuant to Section 3809 of the Delaware Statutory Trust Act, or (E) any other instrument, document, agreement or certificate contemplated by any provision of the Delaware Statutory Trust Act, the Declaration of Trust or the Bylaws relating in any way to the Fund (regardless, in every case, of whether such claims, suits, actions or proceedings (x) sound in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds or (z) are derivative or direct claims)), shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject

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matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction, (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding, (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum or (C) the venue of such claim, suit, action or proceeding is improper, (iv) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (iv) hereof shall affect or limit any right to serve process in any other manner permitted by law, and (v) irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding. In the event that any claim, suit, action or proceeding is commenced outside of the Court of Chancery of the State of Delaware in contravention of this section, all reasonable and documented out of pocket fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by the prevailing party in such claim, suit, action or proceeding shall be reimbursed by the non-prevailing party. Nothing in this section will apply to any claims, suits, actions or proceedings asserting a claim brought under federal or state securities laws or under the Kansas Uniform Securities Act.

Restrictions on Roll-Up Transactions

In connection with a proposed “roll-up transaction,” which, in general terms, is any transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of us and the issuance of securities of an entity that would be created or would survive after the successful completion of the roll-up transaction, the Fund will obtain an appraisal of all of our properties from an independent expert. In order to qualify as an independent expert for this purpose, the person or entity must have no material current or prior business or personal relationship with us and must be engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by us, who is qualified to perform such work. The Fund’s assets will be appraised on a consistent basis, and the appraisal will be based on the evaluation of all relevant information and will indicate the value of our assets as of a date immediately prior to the announcement of the proposed roll-up transaction. The appraisal will assume an orderly liquidation of our assets over a 12-month period. The terms of the engagement of such independent expert will clearly state that the engagement is for our benefit and the benefit of our shareholders. The Fund will include a summary of the appraisal, indicating all material assumptions underlying the appraisal, in a report to the shareholders in connection with the proposed roll-up transaction. If the appraisal will be included in an offering document used to offer the securities of the roll-up entity, the appraisal will be filed with the SEC and the states as an exhibit to the registration statement for the offering.

In connection with a proposed roll-up transaction, the person sponsoring the roll-up transaction must offer to the shareholders who vote against the proposal a choice of:

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accepting the securities of the entity that would be created or would survive after the successful completion of the roll-up transaction offered in the proposed roll-up transaction; or
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one of the following:
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remaining as shareholders and preserving their interests in us on the same terms and conditions as existed previously; or
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receiving cash in an amount equal to their pro rata share of the appraised value of our net assets.

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The Fund is prohibited from participating in any proposed roll-up transaction:

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which would result in shareholders having democracy rights in the entity that would be created or would survive after the successful completion of the roll-up transaction that are less than those provided in the charter, including rights with respect to the election and removal of trustees, annual and special meetings, amendments to the charter and our dissolution;
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which includes provisions that would operate as a material impediment to, or frustration of, the accumulation of Shares by any purchaser of the securities of the entity that would be created or would survive after the successful completion of the roll-up transaction, except to the minimum extent necessary to preserve the tax status of such entity, or which would limit the ability of an investor to exercise the voting rights of its securities of the entity that would be created or would survive after the successful completion of the roll-up transaction on the basis of the number of shares held by that investor;
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in which shareholders’ rights to access to records of the entity that would be created or would survive after the successful completion of the roll-up transaction will be less than those provided in the charter; or
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in which the Fund would bear any of the costs of the roll-up transaction if the shareholders reject the roll-up transaction.

Access to Records

Any shareholder will be permitted access to all of the Fund’s records to which they are entitled under applicable law at all reasonable times and may inspect and copy any of them for a reasonable copying charge. Under the Delaware Statutory Trust Act, our shareholders are entitled to inspect and copy the following corporate documents: (i) our charter; (ii) our bylaws; (iii) a current list of shareholders; and (iv) information regarding our business and financial condition. A shareholder may also request access to any other corporate records, which may be evaluated solely in the discretion of our board of trustees. An alphabetical list of the names, addresses and business telephone numbers of the Fund’s shareholders, along with the number of shares held by each of them, will be maintained as part of its books and records and will be available for inspection by any shareholder or the shareholder’s designated agent at our office. The shareholder list will be updated at least quarterly to reflect changes in the information contained therein. A copy of the list will be mailed to any shareholder who requests the list within ten days of the request. A shareholder may request a copy of the shareholder list for any proper and legitimate purpose, including, without limitation, in connection with matters relating to voting rights and the exercise of shareholder rights under federal proxy laws. A shareholder requesting a list will be required to pay reasonable costs of postage and duplication. Such copy of the shareholder list shall be printed in alphabetical order, on white paper, and in readily readable type size (no smaller than 10-point font).

A shareholder may also request access to any other corporate records. If a proper request for the shareholder list or any other corporate records is not honored, then the requesting shareholder will be entitled to recover certain costs incurred in compelling the production of the list or other requested corporate records as well as actual damages suffered by reason of the refusal or failure to produce the list. However, a shareholder will not have the right to, and we may require a requesting shareholder to represent that it will not, secure the shareholder list or other information for the purpose of selling or using the list for a commercial purpose not related to the requesting shareholder’s interest in our affairs. We may also require that such shareholder sign a confidentiality agreement in connection with the request.

Conflict with the 1940 Act

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The Declaration of Trust provides that, if and to the extent that any provision of Delaware law, or any mandatory provision of the Declaration of Trust conflicts with any provision of the 1940 Act, the mandatory provisions of the 1940 Act will control.